Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Twin Hospitality Group Inc.

Dallas, Texas

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Twin Hospitality Group Inc., pertaining to the Twin Hospitality Group Inc. 2025 Incentive Compensation Plan, of our report dated March 20, 2024 relating to the consolidated financial statements of Twin Hospitality I, LLC (formerly known as FAT Brands Twin Peaks I, LLC) as of December 25, 2022 and for the fiscal year then ended, which appears in the Registration Statement on Form 10 (File No. 001-42395) of Twin Hospitality Group Inc., initially filed with the U.S. Securities and Exchange Commission (the “SEC”) on November 1, 2024, and declared effective by the SEC on January 17, 2025.

/s/ Macias, Gini and O’Connell, LLP

Irvine, California

February 6, 2025